Exhibit 11.1


			 Triad Systems Corporation
		     COMPUTATION OF EARNINGS PER SHARE
	      For the Three Month Periods Ended December 31



(Amounts in thousands except per share data)               1996         1995
-----------------------------------------------------------------------------
Calculation of number of shares entering into computations

  Weighted average shares outstanding                    17,808       17,380
  Assumed conversion of preferred stock and exercise
   of warrants                                                -            -
-----------------------------------------------------------------------------
							 17,808       17,380

  Net effect of dilutive stock options and warrants
   based on the average stock price                         594            -
-----------------------------------------------------------------------------
Average primary shares outstanding                       18,402       17,380

  Net effect of dilutive stock options and warrants
   based on the ending stock price                           48            -
-----------------------------------------------------------------------------
Average fully diluted shares outstanding                 18,450       17,380

Net income                                              $   842      $ 1,486
=============================================================================

Earnings per share
  Primary
    Net income                                          $  0.05      $  0.09

  Fully diluted
    Net income                                          $  0.05      $  0.09
=============================================================================